Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

SECIL TABLI WATSON JOINS BANK OF MARIN BOARDS OF DIRECTORS
Brings a strong track record of digital banking innovation

NOVATO, CA – (April 1, 2021) — The Board of Directors of Bank of Marin Bancorp (Nasdaq: BMRC), parent company of Bank of Marin, (collectively, the “Company”), today announced the appointment of Secil Tabli Watson to the holding company and bank Boards of Directors (collectively, the “Board”), effective April 1, 2021. Ms. Watson brings 27 years of experience in early start-up, large corporate, and management consulting environments. Her banking and financial technology expertise includes such key areas as digital customer experience, innovations in payments and cyber-fraud, and digital transformation. She was most recently an Executive Vice President and Head of Digital Solutions for Business at Wells Fargo. During her 18-year tenure, she transformed the bank digitally and managed key online channels. Ms. Watson is a lecturer on open banking and platforms, and she has won numerous awards for innovations in banking, including Digital Banker of the Year by American Banker (2016).

“I am pleased to welcome Secil to our Board,” said Brian Sobel, Board Chairman. “Her extensive experience in digital banking and management consulting, as well as her commitment to Diversity, Equity and Inclusion programs and practices, will play a vital role as we continue to move our organization forward.”

Ms. Watson holds an MBA in Finance from The Wharton School, University of Pennsylvania, and a BA in Economics and Government/International Relations from Cornell University. A member of the Conservation Society of California and Oakland Zoo board from 2014-2020, her roles included vice chair and co-chair. She also chaired their education and succession planning committees and participated in their recent CEO search. Ms. Watson is currently on the Strategic Advisory Board of private equity firm FTV Capital. During her tenure at Wells Fargo, she was Executive Advisor to their Women’s Team Member Network and a member of the Enterprise Diversity Council.

“Given the Bank’s significant investment in our digital banking platform in recent years, Secil’s experience in that field will be invaluable,” said Russell A. Colombo, President and CEO. “We are excited to add her fresh, innovative perspective to our Board.”

About Bank of Marin Bancorp
Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.9 billion as of December 31, 2020, Bank of Marin has 21 branches and 7 commercial banking offices located across 7 Bay Area counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.